Exhibit 10.1

TRANSITION AND CONSULTING AGREEMENT

This Transition and Consulting Agreement (this “Agreement”) is made and entered into as of July     , 2011 (“Effective Date”) by and between Peter E. Gorman (the “Executive”) and Harte-Hanks, Inc., a Delaware corporation (the “Company”).

RECITALS:

The Executive and the Company desire to provide for an orderly transition to the Executive’s successors; and

The parties also wish to enter into a consulting arrangement upon the termination of the Executive’s employment with the Company.

For good and valuable consideration, the parties hereto agree as follows:

1. Employment Transition. Except as hereinafter otherwise provided, the Executive will remain employed as Executive Vice President and President, Shoppers through August 31, 2011 (the “Transition Date”). The Executive hereby resigns from his positions as officer, director, manager and/or member of all Company subsidiaries and affiliates, and all fiduciary positions that he may hold with respect to any Company, subsidiary, or affiliate employee benefit plans, effective the Transition Date; provided, however, that the Executive may resign before such time and the Company may terminate the Executive sooner in accordance with Section 8(b).

2. Employment Term. The term of the Executive’s employment under this Agreement (“Employment Term”) shall commence on the Effective Date and shall terminate on the Transition Date, unless sooner terminated as provided in Section 8.

3. Employment Duties. During the Employment Term, the Executive agrees that he will devote his full business time, attention, and energies to performing such duties on behalf of the Company as from time to time may be assigned to him by the Chief Executive Officer of the Company, including without limitation providing assistance with the transition of Executive’s duties to his successors.

4. Compensation During Employment Term.

(a) Base Salary. During the Employment Term, the Company shall continue to pay the Executive a base salary at his current rate of $354,600 per annum (“Base Salary”). Such Base Salary shall be payable during the Employment Term in substantially equal installments in accordance with the Company’s standard payroll policy for executives.

(b) Bonus. The Executive shall not be eligible for a bonus or other incentive compensation for the Executive’s services to the Company in 2011 or thereafter.

(c) Equity Awards. The Executive shall not receive additional equity or long-term incentive plan awards for services to the Company during the Employment Term or thereafter.

(d) Employee Benefits. The Executive shall continue to be eligible during the Employment Term to participate in the Company’s health, life, and disability insurance plans, and the Company’s retirement plans, in accordance with the terms of the Company’s plans. Except for any policy conversion rights exercisable at the sole expense of the Executive, the Executive shall not benefit from the Company’s salary continuation program after the last day of the Employment Term.

(e) Automobile Allowance. During the Employment Term, the Executive shall continue to be entitled to a monthly automobile allowance in the amount of $975.

5. Transition Compensation.

(a) Transition Payments. Provided this Agreement has not been terminated pursuant to Section 8(b), the Company shall pay the Executive $110,635.20 each month for ten months beginning in March 2012 (the “Transition Payments”).

(b) Equity Awards. Provided this Agreement is not been terminated pursuant to Section 8(b) or for Good Reason pursuant to Section 8(c), on the Transition Date, the Executive’s then outstanding equity-based awards under the Company’s 2005 Omnibus Incentive Plan and 1991 Equity Compensation Plan shall become vested (and fully exercisable, as applicable) by the Executive. Awards that have been structured to vest on a performance basis shall accelerate and vest at the 100% level established for such awards regardless of whether the 100% performance level has been or will be achieved. Each stock option award shall remain exercisable for its original term; provided, however, that the Company has the right to require the Executive to exercise unexercised stock option awards within 90 days after receipt of written notice to the Executive. To the extent that, after the Company delivers such a notice, the Executive fails to exercise such stock option awards within such 90-day period, the Company has the right to cancel such stock option awards.

(c) COBRA. Unless this Agreement is terminated prior to the Transition Date pursuant to (x) Sections 8(a) or 8(b) or (y) without Good Reason pursuant to Section 8(c), on or before April 30, 2012, the Company shall pay to the Executive a lump sum cash payment in the amount necessary for the Executive to make Consolidated Omnibus Budget Reconciliation Act (“COBRA”) continuation coverage payments under the Company’s group medical and dental plans in which the Executive (and any spouse or other eligible dependents) is enrolled on the Transition Date, for a period of 18 months following the end of the month in which the Employment Term ends using the COBRA premium rates then in effect at the Company.

6. Consulting Arrangement.

(a) Consulting Period. Except as hereinafter otherwise provided, the Company agrees to engage the Executive as a consultant of the Company effective as of September 1, 2011, and the Executive agrees to render services as a consultant to the Company as of such date on the terms and conditions set forth below. The term of service as a consultant to the Company will continue through August 31, 2013, unless sooner terminated as provided in Section 8 (“Consulting Period”).

(b) Consulting Duties. During the Consulting Period, the Executive agrees to be available to provide such consulting services as reasonably requested from to time by the Company, provided that prior approval of the Chief Executive Officer of the Company is required if monthly fees will exceed $5,000. The Executive will use his good faith efforts to perform such services to the best of his abilities.

(c) Consulting Fees. During the Consulting Period, and provided that the Executive is not in breach of his obligations under this Agreement, the Executive will be paid a consulting fee of $200 per hour worked, payable in arrears promptly after the end of each month in the Consulting Period provided that the Executive has provided a suitably detailed invoice for the work performed.

(d) Consulting Expenses. The Executive will be reimbursed for all reasonable travel and travel-related expenses that he incurs at the request of the Company in performing services for the Company during the Consulting Period, subject to (i) substantiating such expenses in accordance with the Company’s reimbursement policies, and (ii) obtaining the prior approval of the Chief Executive Officer of the Company.

(e) Independent Contractor Status. The Executive will be performing consulting services as an independent contractor during the Consulting Period, and not as an employee or officer of the Company. The Executive will be responsible for all taxes and non-reimbursable expenses attributable to the rendition of his consulting services. The consulting arrangement shall not be deemed to constitute a partnership or joint venture between the Company and the Executive, nor shall the consulting arrangement be deemed to make the Executive an agent of the Company.

(f) Level of Activity. The Company and the Executive reasonably anticipate that the amount of services the Executive will perform for the Company after August 31, 2011, will permanently decrease to no more than 20% of the average level of services performed by the Executive for the Company during the 36-month period preceding September 1, 2011.

7. Restrictive Covenants. The Executive shall continue to be bound by his Employment Restrictions Agreement dated March 15, 2011, which is made part of, and incorporated by reference into, this Agreement (the “ERA”), except that any references in the ERA to the termination or end of the Executive’s employment shall be deemed to refer instead to the later of August 31, 2013 or the termination or end of the Executive’s Consulting Period under this Agreement. Except as modified in this Section 7, the Restrictive Covenants will survive the termination of this Agreement to the extent provided in such agreements.

8. Termination of Agreement.

(a) Death or Disability. This Agreement shall automatically terminate upon the death or the “Disability” of the Executive. Under the terms of this Agreement, “Disability”

means disability as defined for purposes of Section 409A of the Internal Revenue Code of 1986 as amended and the regulations thereunder (“Section 409A” and “Code”, respectively). In the event of the termination of the Executive’s employment with the Company due to his death or Disability prior to the end of the Employment Term, the Executive, the Executive’s surviving spouse, the Executive’s conservator or guardian, or the Executive’s estate, as the case may be, shall be entitled to (i) any earned but unpaid Base Salary, (ii) any short-term or long-term disability benefits in accordance with the terms of such plans, (iii) any benefits owed under any Company-sponsored pension or retirement plans in accordance with the terms of such plans, (iv) any benefits payable to a surviving spouse or beneficiary, as the case may be, under any Company-sponsored life insurance or death benefit plan and (v) the payments described in Sections 5(a) and 5(c). In the event of the termination of the Executive’s consulting services to the Company due to his death or Disability during the Consulting Period, the Executive, the Executive’s surviving spouse, the Executive’s conservator or guardian, or the Executive’s estate, as the case may be, shall be entitled to receive (x) any unpaid consulting fees earned pursuant to Section 6(c), (y) payment for any unreimbursed consulting expenses incurred pursuant to Section 6(b) and 6(d), and (z) the payments described in Sections 5(a) and 5(c).

(b) Termination by the Company for Cause. The Company may terminate the employment of the Executive at any time for “Cause.” For purposes of this Agreement, termination by the Company for “Cause” means

(i) during the Employment Term, that the Company’s Board of Directors has determined in good faith that the Executive has (x) committed an act of fraud, dishonesty, gross misconduct or other unethical practices, or (y) materially failed to perform his duties to the satisfaction of the Chief Executive Officer of the Company, which failure has not been cured within 60 days after receipt of written notice from the Chief Executive Officer, and

(ii) during the Consulting Period, that the Executive has violated the ERA.

If the Company terminates this Agreement for Cause, the Company shall only be obligated to pay the Executive (1) any earned but unpaid Base Salary (or consulting fees, as the case may be), (2) expenses incurred in accordance with Company policies and this Agreement and (3) any benefits owed under any Company-sponsored pension or retirement plan (subject to and in accordance with the terms of such plans).

(c) Termination by the Executive. The Executive may terminate his employment or consulting services with the Company for any reason or no reason by providing the Company with written notice in accordance with the terms of Section 14 hereof at least 30 days’ in advance of the effective date of such termination. In the event of termination of the Executive’s employment by the Executive for “Good Reason,” the Executive shall be entitled to receive (x) any earned but unpaid Base Salary, (y) any benefits owed under any Company-sponsored pension or retirement plans in accordance with the terms of such plans, and (z) the payments described in Sections 5(a) and 5(c). For purposes of this Agreement, “Good Reason” means that:

(i) during the Employment Term, the Executive shall have terminated his employment following a material adverse reduction (which is instituted without his consent and which is not cured within 30 days after the Executive delivers written notice of objection to the Chief Executive Officer within 90 days of the occurrence of the reduction) in his functions, duties or responsibilities (x) to a level that is not commensurate with those of an executive in the position of the Executive prior to such reduction (it being understood that the reassignment of any of the Executive’s functions, duties or responsibilities to one or more persons who report directly or indirectly to the Executive is not such a reduction), or (y) which causes the Executive’s position with the Company to become one of lesser importance or scope, as evidenced by (1) a material diminution in authority, duties, or responsibilities, or (2) a material change in the authority, duties or responsibilities of the Executive’s supervisor; or

(ii) during the Consulting Period, that the Company has materially breached this Agreement and failed to cure such breach within 30 days after specific notice thereof is delivered in writing to the Chief Executive Officer of the Company.

For the avoidance of doubt, if the Executive terminates this Agreement other than for Good Reason, the Company shall only be obligated to pay the Executive (1) any earned but unpaid Base Salary (or consulting fees, as the case may be), (2) expenses incurred in accordance with Company policies and this Agreement and (3) any benefits owed under any Company-sponsored pension or retirement plan (subject to and in accordance with the terms of such plans).

9. Effect of Termination of Agreement. Notwithstanding anything to the contrary in this Agreement, the rights and obligations of the parties described in Sections 7 (Restrictive Covenants), 11 (Release of Claims), and 12 (Cooperation), of this Agreement shall survive the termination of this Agreement.

10. Certain Tax Matters. The parties acknowledge and agree that: (i) Section 409A would subject the Executive to penalty taxes and interest if he receives payments from a “nonqualified deferred compensation plan” before the date that is six months after the date of the Executive’s “separation from service” from the Company, or if earlier, his death or Disability; (ii) the end of the Employment Term will be treated as the Executive’s date of separation from service for purposes of Section 409A; (iii) the reimbursement of consulting expenses under Section 6(d) of this Agreement is intended to be a reimbursement of deductible business expenses that is exempt under 409A; (iv) the payments set forth in Section 5(a) may not be accelerated except as provided in Section 8(a) in the case of death or Disability of the Executive; and (v) no subsequent elections to defer receipt of the payments owed to the Executive under Section 5 will be permitted. All payments provided under this Agreement shall either be exempt from or comply with the requirements of Section 409A of the Code and the Treasury Regulations thereunder. All payments and benefits provided under this Agreement or otherwise are subject to applicable tax withholding.

11. Release of Claims. As a condition to payment of the amounts and benefits set forth in Section 5 of this Agreement, the Executive agrees to execute immediately prior to the commencement of the Consulting Period a customary release of all claims and causes of action against the Company, its subsidiaries, and their respective officers, directors, and employees, in a form reasonably acceptable to the Company; provided that if the Company accepts a release during the Consulting Period, such circumstance shall not delay the Transition Payments.

12. Cooperation. During the Consulting Period and continuing thereafter, if requested by the Company the Executive shall cooperate and assist the Company and its subsidiaries and affiliates in any dispute, proceeding, or investigation in which the Company or any subsidiary or affiliate is involved and in which the Executive has been involved, or which involves facts or events that existed or arose during the period of the Executive’s employment or consultancy with the Company relating to the business of the Company. The Company will reimburse the Executive for all reasonable out-of-pocket costs incurred by the Executive in fulfilling his obligations under this Section 12.

13. Conditions Applying to Payment of Benefits. The Executive understands and agrees that the payments and benefits to be provided to the Executive under this Agreement are subject to the Executive’s compliance with the terms and conditions set forth in this Agreement including, without limitation, the Restrictive Covenants.

14. Communications. Any notice, request or other communication required or permitted by this Agreement to be mailed, given or delivered to the Executive shall be in writing, addressed to him at his address as reflected on Company payroll records, or such address as he may furnish from time to time to the Company for the purposes hereof; and any payment to the Executive under this Agreement may be made by check delivered to him or mailed to or delivered at such address, or by wire transfer to an account designated by the Executive. Any notice, request or other communication required or permitted by this Agreement to be given to the Company is to be in writing, addressed to the Company, for the attention of the Chief Executive Officer (with a copy to the General Counsel), Harte-Hanks, Inc., 9601 McAllister Freeway, Suite 610, San Antonio, Texas 78216, or at such other address as the Company shall have furnished to the Executive for the purposes hereof.

15. Assignability; Binding Effect. This Agreement is binding upon, and inures to the benefit of, the Executive; the obligations of the Executive hereunder are personal and this Agreement may not be assigned by the Executive. This Agreement is binding upon, and inures to the benefit of, the Company and shall also bind and inure to the benefit of any successor of the Company by merger or consolidation or any assignee of all or substantially all of its properties, but, except to any such successor or assignor of the Company, this Agreement may not be assigned by the Company.

16. Governing Law and Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to its conflict of laws provision. The parties consent to the exclusive jurisdiction of the courts of and for Bexar County, Texas, for resolution of any dispute involving this Agreement. Should any provision of the Agreement be declared illegal or unenforceable by a court of competent jurisdiction and cannot be modified to be enforceable, excluding Section 7 (Restrictive Covenants) or Section 11 (Released Claims), such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. If Sections 7 or 11, or any portion thereof, is found by a court of competent jurisdiction to be unenforceable, the Executive agrees that the

Company may rewrite this Agreement to cure the defect, and the Executive shall execute the rewritten agreement upon request of the Company without any additional monies, benefits and/or compensation thereof. The Executive and the Company affirm that either may institute an action to specifically enforce any term or terms of this Agreement.

17. Counterparts. This Agreement may be executed in multiple counterparts, each of which is to be deemed an original, but all of which, together, constitute one and the same instrument.

18. Entire Agreement and Modification. This Agreement constitutes the entire agreement and understanding between the Company and the Executive concerning the subject matters contained herein. This Agreement supersedes any and all prior understandings and agreements between the parties concerning these subject matters (including but not limited to the Amended and Restated Severance Agreement dated May 4, 2011), except for the ERA (as modified by Section 7 of this Agreement). This Agreement may not be modified, terminated, waived, altered, or amended, except in a writing signed by the Executive, and a duly authorized officer of the Company (other than the Executive).

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date first set forth above.

Peter E. Gorman
HARTE-HANKS, INC.
By:
Larry D. Franklin
Chairman, President &
Chief Executive Officer